                             AMENDMENT NUMBER 10 TO
                         INVESTMENT MANAGEMENT AGREEMENT

      Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), THE HARTFORD SELECT MIDCAP GROWTH FUND is hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of The Hartford Select MidCap Growth Fund except as stated below.

      The advisory fee for the new portfolio shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

                     The Hartford Select MidCap Growth Fund

Net Asset Value            Annual Rate
----------------------     -----------
First $500,000,000             0.90%
Next  $500,000,000             0.85%
Amount Over $1 Billion         0.80%

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 21st day of December, 2004.

HARTFORD INVESTMENT                      THE HARTFORD MUTUAL FUNDS, INC.
FINANCIAL SERVICES, LLC                  on behalf of:
                                         The Hartford Select MidCap Growth Fund

By:  /s/ John C. Walters                 By:  /s/ David M. Znamierowski
     -------------------                      -------------------------
        John C. Walters                       David M. Znamierowski
        Executive Vice President               President